UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 27, 2005
MOBILE MINI, INC.

(Exact name of registrant as specified in its chapter)

Delaware	1-12804	86-0748362

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7420 South Kyrene Road, Suite 101, Tempe, Arizona	85283

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (480) 894-6311
None

(Former name or former address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURES
Ex-99.01

Item 2.02 Results of Operations and Financial Condition.
On July 28, 2005, Mobile Mini, Inc. issued a press release announcing its financial results for the second quarter ended June 30, 2005. A copy of the press release is furnished as Exhibit 99.01 to this report.
In accordance with general instruction B.2 to Form 8-K, information in this Item 2.02 and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of such section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.
The press release includes the financial measure “EBITDA” and certain pro forma financial results. The EBITDA and pro forma financial measurements may be deemed a “non-GAAP financial measure” under rules of the Securities and Exchange Commission, including Regulation G. We define EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, and debt restructuring expense. We use EBITDA as a financial measure in management decision-making because we believe it provides useful supplemental information regarding our financial and liquidity position and facilitates internal comparisons to historical financial position and operating performance of prior periods and external comparisons to competitors’ financial position and operating performance. In addition, several of the financial covenants under our revolving credit facility are expressed by reference to this financial measure, similarly computed. The pro forma financial results reported show our operating results absent a one-time, pre-tax gain of $3.2 million or $0.13 per diluted share after tax, which was the result of a settlement of a third party claim related to litigation that concluded in 2003, and a $0.5 million tax benefit or $0.03 per diluted share, due to recognition of certain state net operating loss carry forwards that were previously scheduled to expire in 2005 and 2006, that management now believes are recoverable. Management reached this conclusion due to the improved results of operations achieved in 2005 and expected in 2006. The information included for certain periods in 2004 has been reclassified to conform with the current presentation. We include EBITDA in the earnings announcement to provide transparency to investors. A reconciliation of net income to EBITDA follows (in thousands), which includes effects of rounding:

	Three Months Ended June 30,		Six Months Ended June 30,

	2004	2005	2004	2005

Net income	$4,582	$10,145	$7,737	$16,529
Interest expense	4,970	5,630	9,962	11,150
Provision for income taxes	3,054	5,634	5,158	9,717
Depreciation and amortization	2,792	3,139	5,508	6,187

EBITDA	$15,398	$24,548	$28,365	$43,583

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For a reconciliation of the pro forma results to actual results for the three and six months ended June 30, 2005, please see pages 5 and 6 of the press release, which is furnished as Exhibit 99.01 to this report.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
At a Board meeting on July 27, 2005, Carolyn A. Clawson and Thomas R. Graunke voluntarily resigned from the Company’s Board of Directors effective immediately. Both Ms. Clawson and Mr. Graunke resigned in order to focus their attention on other projects. Mr. Graunke served on the Board’s Compensation Committee and on the Nominating and Corporate Governance Committee. In addition, Mr. Graunke had served as the Board’s Lead Independent Director.
Barry J. Feld, age 48, President, Chief Executive Officer, and Board Chairman of PCA International, Inc., has agreed to join the Company’s Board. PCA International is the largest operator of portrait studios in North America. As the sole portrait service provider to Wal-Mart, PCA operates studios in approximately 3,100 retail stores and supercenters in five countries. In addition to its photography business, PCA recently acquired Hometown Threads, a specialty retailer of customized, embroidered gift products for young families and children primarily operating within Wal-Mart Stores. Prior to joining PCA International in August 1999, Mr. Feld was President, CEO and Director of Vista Eyecare, Inc., a retail chain of over 900 vision centers operating throughout the continental United States and Mexico. Mr. Feld joined Vista Eyecare as a result of an acquisition of New West Eyeworks, Inc., where he had been serving as President, CEO and Director. Prior to joining New West Eyeworks in May 1991, Mr. Feld was President of Frame-n-Lens Optical, Inc., which was the largest chain of retail optical stores in California. Mr. Feld has served as a Director of numerous companies and is currently a member of the Board of Directors of Cost Plus World Markets (NASDAQ: CPWM), a publicly traded specialty retailer based in Oakland, California and of The Home Service Store in Atlanta, Georgia. A resident of Charlotte, North Carolina, Mr. Feld is a graduate of Essex College and the Stanford University Executive Management Program.
With the addition of Mr. Feld, the Board will have six members. Mr. Feld was appointed by the Board to hold office for the unexpired portion of Thomas R. Graunke’s term as a director (i.e. the term scheduled to end in 2008) and until his successor is duly elected and qualified in accordance with the Company’s Amended and Restated Bylaws. Mr. Feld will serve on the Board’s Compensation Committee and on the Nominating and Corporate Governance Committee. Mr. Feld was appointed as Chairperson of the Nominating and Corporate Governance Committee.
The Board appointed Michael L. Watts to replace Mr. Graunke as the Board’s Lead Independent Director.
Item 9.01 Exhibits.
(c)	Exhibits.
99.01 Registrant’s press release, dated July 28, 2005.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILE MINI, INC.
Dated: July 28, 2005	/s/ Lawrence Trachtenberg
	Name:	Lawrence Trachtenberg
	Title:	Executive Vice President and Chief Financial Officer

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